THE MUNDER FUNDS TRUST
(A Massachusetts Business Trust)

CERTIFICATE OF CLASSIFICATION OF SHARES


	I, Lisa A. Rosen, do hereby certify as follows:

	(1)	That I am the duly elected Assistant Secretary of The
Munder Funds Trust	(the "Trust");

		(2)	That in such capacity I have examined the
records of actions taken 	by the Board of Trustees of the
Trust at a regular meeting of the Board held on 	July 31,
1995;

(3)	That the following resolutions were duly adopted at the
meeting by 	the Board of Trustees of the Trust;

RESOLVED, that the resolutions contained in the Certificate of Designation of shares presented at this Meeting be, and hereby are, specifically approved as the action of this Board; and further

RESOLVED, that pursuant to Section 5.1 of the Trust's Declaration of Trust, as amended, an unlimited number of authorized, unissued and unclassified shares of beneficial interest in the Trust be, and hereby are, classified and designated shares of the following class -- F-3; and further

RESOLVED, that the class of shares established for the Index 500
Fund with an alphabetical designation followed by the number 3 is hereby designated as the Class B Shares; and further

RESOLVED, that each share F-3 created pursuant to the foregoing resolutions shall have all of the preferences, conversion and other rights, voting powers, restrictions, limitations, qualifications and terms and conditions of redemption that are set forth in the Trust's Declaration of Trust, as amended with respect to its shares of beneficial interest; provided that (a) with respect to each such Class, the first sentence of Article V,
Section 5.1B(9) of the Trust's Declaration of Trust, as amended shall not apply, and the following shall apply instead:

to the extent of the assets of the Trust legally available for such redemptions, a shareholder of the Trust shall have the right to require the Trust to redeem his/her full and fractional shares of any class out of assets belonging to the classes with the same alphabetical designation as such class at a redemption price equal to the net asset value per share for such shares being redeemed next determined after receipt of a request to redeem in proper form as determined by the Trustees, subject to the right of the Trustees to suspend the right of redemption of shares or postpone the date of the payment of such redemption price in accordance with the provisions of applicable law; it being understood that said redemption price may be subject to such deferred sales charge, redemption fee or other charge, if any, as may be fixed by the Trustees from time to time; and further

	(b) Class F-3 shares shall be convertible into Class F-2 shares on the basis of the relative net asset values of the Shares converted and the Shares into which such Shares are converted, and otherwise after such time or times, and upon such conditions and pursuant to such procedures, as shall be determined by the Trustees from time to time in connection with the sale and issuance of such Shares; and further

RESOLVED, that the appropriate officers of the Trust be, and each of them hereby is, authorized and directed to execute, send and deliver any and all documents, instruments, papers and writings to the Secretary of the Commonwealth of Massachusetts and the Boston City Clerk, and to do any and all other acts on behalf of the Trust in connection with or in furtherance of the foregoing resolutions.

						/s/ Lisa Anne Rosen
						Lisa Anne Rosen
						Assistant Secretary


Date:	October 3, 1995

Commonwealth of Massachusetts	)
				   	)
County of Suffolk		   	)

Subscribed and sworn to
before me this ______ day
of _____________, 1995.


___________________
Notary Public
My Commission Expires:

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